Exhibit 3.1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS COMPANY

LIMITED BY SHARES

FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

UCLOUDLINK GROUP INC.

(As adopted by Special Resolution on April 19, 2017)

1	The name of the Company is UCLOUDLINK GROUP INC.

2

The Registered Office of the Company shall be at the offices of Maricorp Services Ltd., P.O. Box 2075, #31 The Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

5

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

6	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

7

The authorised share capital of the Company is US$50,000 divided into 50,000,000 shares of par value US$0.001 each, of which 48,550,000 shall be designated as Ordinary Shares of par value of US$0.001 each, 1,450,000 shall be designated as Series A Preferred Shares US$0.001 each.

1

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

UCLOUDLINK GROUP INC.

(As adopted by Special Resolution on April 19, 2017)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these fifth amended and restated articles of association of the Company (including the Schedule A hereto) as amended from time to time by Special Resolution.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Investor Directors”	has the meaning set forth in Schedule A.

“Memorandum”	means the fifth amended and restated memorandum of association of the Company, as amended from time to time by Special Resolution.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Shareholder is entitled by the Articles.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Shareholder”	means any individual or entity holding Shares in the Company.

“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.

“Special Resolution”	means, in accordance with the Statute and these Articles, a Shareholders’ resolution expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all Shareholders entitled to vote, or (ii) at a meeting by Shareholders holding at least two-thirds of all the issued and outstanding shares of the Company calculated on a fully converted basis (which Shareholders, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given), subject to Section 6.3 of the Schedule A..

“Statute”	means the Companies Law (2016 REVISION) of the Cayman Islands.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	in these Articles Section 8 of the Electronic Transactions Law (as amended) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN THE SCHEDULE

3

All provisions set out in the main body of these articles shall be read in conjunction with and shall be subject to the terms set out in the Schedule A hereto, which provide further details on the rights of holders of preferred shares. In the event of any difference between the provisions set out in the main body of these Articles and the provisions set out in the Schedule A hereto, the provisions set out in the Schedule A hereto shall prevail.

COMMENCEMENT OF BUSINESS

4	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

5	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6

Subject to the other provisions in the Memorandum and Articles (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7	The Company shall not issue Shares to bearer.

REGISTER OF SHAREHOLDERS

8	The Company shall maintain or cause to be maintained the register of members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9

For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the register of members shall be closed for the purpose of determining Shareholders entitled to notice of, or to vote at, a meeting of Shareholders the register of members shall be closed for at least five days immediately preceding the meeting.

10

In lieu of, or apart from, closing the register of members, the Directors may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any dividend or in order to make a determination of Shareholders for any other purpose.

11

If the register of members is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12

A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

REDEMPTION AND REPURCHASE OF SHARES

15

Subject to the Statute and the other provisions in the Memorandum and Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of such Shares shall be effected in such manner as the Company may determine before the issue of the Shares or as set forth in the Articles.

16	Subject to the Statute and other provisions in the Memorandum and Articles, the Company may purchase its own Shares (including any redeemable Shares).

17	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18

Subject to the Statute and the other provisions in the Memorandum and Articles, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least two thirds of the issued and outstanding Shares of that class.

19

Subject to the Statute and the other provisions in the Memorandum and Articles, the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith and the provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

COMMISSION ON SALE OF SHARES

20

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

21

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

22

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or his estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

23

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

24

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

25

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

26

Subject to the terms of the allotment the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

27	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

28	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

29

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

30

An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

31	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

32

The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

33

No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

34

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

35

If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

36

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

37

A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

38

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

39

The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

40

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members. The Directors may decline to register any transfer of Shares if such transfer of Shares does not comply with the terms of any agreement between the Company and such transferring Shareholder.

41

If a Shareholder dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall are the only persons recognised by the Company as having any title to his interest. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, which had been jointly held by him.

42

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Shareholder before his death or bankruptcy, as the case may be.

43	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

44

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by ownership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days of being received or deemed to be received as determined pursuant to the Articles, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTERED OFFICE

45	Subject to the Statute, the Company may by resolution of the Directors change the location of its registered office.

GENERAL MEETINGS

46	All general meetings other than annual general meetings shall be called extraordinary general meetings.

47

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

48	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

49	The Directors may call general meetings, and they shall on a Shareholders requisition forthwith proceed to convene an extraordinary general meeting of the Company.

50

A Shareholders requisition is a requisition of Shareholders of the Company holding at the date of deposit of the requisition not less than ten percent of the outstanding capital of the Company which as at that date carries the right of voting at general meetings of the Company.

51

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

52

If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

53	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

54

Written notice shall be given not less than five (5) days nor more than sixty (60) days before the date of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

54.1	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

54.2

in the case of an extraordinary general meeting, by a majority in number of the Shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than seventy five percent of the outstanding Shares giving that right.

55

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

56

No business shall be transacted at any general meeting unless a quorum is present. Unless otherwise provided by law, or the Articles, a simple majority of the Shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of Shareholders.

57

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

58

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

59

Unless otherwise provided by law or the Articles, if a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholders present shall be a quorum.

60

The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

61

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Shareholders present shall choose one of their numbers to be chairman of the meeting.

62

The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

63	A resolution put to the vote of the meeting shall be decided by a poll conducted by the chairman of the meeting. A vote by show of hands in lieu of a poll shall not be permitted.

64

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

65

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

66	In the case of an equality of votes, the chairman shall not be entitled to a second or casting vote.

VOTES OF SHAREHOLDERS

67	Subject to any rights or restrictions attached to any Shares, on a poll every Shareholder shall have one vote for every Share of which he is the holder.

68

A Shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, by his committee, receiver, curator bonis, or other person on such Shareholder’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

69

No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

70

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

71	On a poll votes may be cast either personally or by proxy. A Shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

72

A Shareholder holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

73

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Shareholder of the Company.

74

The instrument appointing a proxy shall be deposited at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

74.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

74.2

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

74.3

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

75

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

76

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE SHAREHOLDERS

77

Any corporation or other non-natural person which is a Shareholder may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Shareholder.

SHARES THAT MAY NOT BE VOTED

78

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

79

Except as otherwise provided herein, the number of Directors of the Company shall be determined from time to time by the Board of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscriber(s) to the Memorandum. Except as otherwise provided in the Articles, each Director shall hold office until such Director’s successor is elected and qualified or until such Director’s earlier resignation or removal. Any Director may resign at any time upon written notice to the Company.

POWERS OF DIRECTORS

80

Subject to the Statute and the other provisions in the Memorandum and Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

81

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

82

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

83

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

84

Except as otherwise provided in the Articles, Directors shall be appointed by the Shareholders at a general or extraordinary meeting or by written consent. Appointment of Directors need not be by written ballot.

85

Except as otherwise provided in the Articles, vacancies in the Board of Directors may be filled by a majority vote of the Board of Directors or by an appointment either at a general meeting or at an extraordinary meeting of the Shareholders called for that purpose. Any Directors appointed by the Shareholders to fill a vacancy shall hold office for the balance of the term for which he or she was appointed. A Director appointed by the Board of Directors to fill a vacancy shall serve until the next meeting of Shareholders at which Directors are appointed.

VACATION OF OFFICE OF DIRECTOR

86	The office of a Director shall be vacated if:

86.1	he gives notice in writing to the Company that he resigns the office of Director; or

86.2

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

86.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

86.4	if he is found to be or becomes of unsound mind; or

86.5

any Director who shall have been nominated by a specified group of Shareholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such specified group, given at a special meeting of such Shareholders duly called or by an action by written consent for that purpose. Any vacancy on the board of Directors caused as a result of one or more of the events set out in Articles 86.1 to 86.4 of any such Director who shall have been nominated by a specified group of Shareholders, may be filled by, and only by, the vote of the holders of a majority of the Shares of such specified group given at a special meeting of such Shareholders or by an action by written consent, unless otherwise agreed upon among such Shareholders.

PROCEEDINGS OF DIRECTORS

87

Subject to the other provisions in the Memorandum and Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

88

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

89

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

90

A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

91

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

93

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

94

Any non-employee Director who expects to be unable to attend a Board of Director meeting because of absence, illness or otherwise, may appoint any Person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate director shall, in the event of absence therefrom of his appointor, be entitled to attend the Board of Director meeting and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a director as if the alternate director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a director or removes the appointee from office. A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

95

A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

96

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

97

A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

98

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

99

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon, and provided further that, if a Director (or his/her alternate in his/her absence) is interested in a transaction with the Company (including any repurchase of Shares by the Company from the founders), he/she shall be disqualified from or abstain from voting in respect of such transaction if any Investor Director so requires.

100

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall not be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall be necessary to give special notice relating to particulars of the transaction and with the comparation with arm-lenth trasaction of the same kind.

MINUTES

101

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

102

The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

103

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a Shareholder of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

104

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

105

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

106

The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Shareholders.

ALTERNATE DIRECTORS

107

Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

108

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a Shareholder, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

109	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

110	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

111

An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

112

Subject to the approval by a majority of the Directors (including the consents of the Cashcapital Director), the Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

113

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

114

The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

115

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

116

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

117

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

118

Subject to the Statute and the other provisions in the Memorandum and Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or as otherwise permitted by the Statute.

119	The Directors may deduct from any dividend or distribution payable to any Shareholder all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

120

The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

121

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the register of members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

122	No dividend or distribution shall bear interest against the Company.

123

Any dividend which cannot be paid to a Shareholder and/or which remains unclaimed after six months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

124

The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

125

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126

In addition to the Company’s contractual rights, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

127

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, sheet of cashflow, group (consolidated) accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

128	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

129

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

130

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Shareholders.

NOTICES

131

Notices shall be in writing and may be given by the Company to any Shareholder either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the register of members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Shareholder). Any notice, if posted from one country to another, is to be sent via FedEx or a similar internationally recognized carrier.

132

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

133

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Shareholder in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

134

Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Shareholder in the register of members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Shareholder of record where the Shareholder of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

135

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Shareholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

INDEMNITY

136

Every Director, agent or officer of the Company shall be indemnified to the fullest extent permissible under the law against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

137	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

138

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and the Memorandum and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

139	Subject to Section 6.3 of Schedule A, the Company may by Ordinary Resolution:

139.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

139.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

139.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

139.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

139.5	perform any action not required to be performed by Special Resolution.

140

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Section 6.3 of Schedule A, the Company may by Special Resolution:

140.1	change its name;

140.2	alter or add to these Articles;

140.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

140.4	reduce its share capital and any capital redemption reserve fund.

MERGER AND CONSOLIDATION

141

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

SCHEDULE A

Rights, Preferences and Privileges of Series A Preferred Shares

This Schedule A is an attachment to the main body of the Memorandum and Articles and form a part of the Memorandum and Articles. All provisions set out in the main body of the Memorandum and Articles shall be read in conjunction with and shall be subject to the terms set out in this Schedule A. In the event of any difference between the provisions set out in the main body of the Memorandum and Articles and the provisions set out in this Schedule A, the provisions set out in this Schedule A shall prevail.

All references in this Schedule A to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Schedule A unless explicitly stated otherwise. Capitalised terms that are not defined in this Schedule A bear the same meaning as those given in the Memorandum and Articles and the Shareholder’s Agreement. In addition, the following definitions shall apply to this Schedule A:

“A1 Ordinary Investors”	means Beijing Cash Capital Venture Partners. ( 北京国科鼎鑫投资中心(有限合伙)), Shanghai Huiyin Tiantong Investment Center (Limited Partnership) (上海汇垠天同投资中心(有限合伙)), Shenzhen ZZX Technology Venture Investment Enterprise (Limited Partnership) (深圳中展信科技创业投资企业(有限合伙)) and Xizang Guoke Dingyi Investment Center (Limited Partnership) (西藏国科鼎奕投资中心(有限合伙)).

“A2 Ordinary Investors”	means WEALTH PLUS and Shenzhen Hainei Lirong Technology vestment Fund Partnership (深圳海内利荣科技投资基金合伙企业(有限合伙)).

“Additional Number of New Notes”	has the meaning set forth in Section 5.2.

“Additional Number of New Shares”	has the meaning set forth in Section 5.2.

“Additional Ordinary Director”	has the meaning set forth in Section 6.2.

“Conversion Price Adjustments”	has the meaning set forth in Section 4.4.

1

“Board”	means the Company’s board of directors.

“Cashcapital Director”	has the meaning set forth in Section 6.2.

“Cashcapital Investor”	Beijing Cash Capital Venture Partners (北京国科鼎鑫投资中心 (有限合伙)) ..

“Closing”	has the meaning set forth in the Note Purchase Agreement.

“Company”	means Ucloudlink Group Inc.

“Conversion Price”	has the meaning set forth in Section 4.1.

“Equity Securities”	means, with respect to any Person, such Person’s share capital, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, capital stock, membership interests, partnership interests registered capital or joint venture or other ownership interest (whether or not such derivative securities are issued by such Person).

“ESOP”	means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Existing Ordinary Director”	has the meaning set forth in Section 6.2.

“Fully Participating Investors of New Notes”	has the meaning set forth in Section 5.2.

“Fully Participating Investors of New Shares”	has the meaning set forth in Section 5.1.

“Group Company”	means each of the Company and its subsidiaries (including the Major Subsidiaries) and “Group” refers to all of Group Companies collectively.

“Haitong”	means collectively Haitong Shareholders and Haitong Noteholders.

2

“Haitong Director”	has the meaning set forth in Section 6.2.

“Haitong Noteholders”	means Hai Tong Asset Management (HK) Limited (acting on behalf of and for the account of Haitong Freedom Multi-Tranche Bond Fund) and/or Haitong International Investment Fund SPC (acting on behalf of and for the account of Haitong International Investment Fund SPC – Fund I SP), which are the holders of the Notes from time to time.

“Haitong Shareholders”	means the holders of Ordinary Shares which were converted from the Notes pursuant to the terms and conditions thereof from time to time.

“Issuance Notice of New Notes”	has the meaning set forth in Section 5.2.

“Issuance Notice of New Shares”	has the meaning set forth in Section 5.1.

“Investors”	means Beijing Cash Capital Venture Partners. ( 北京国科鼎鑫投资 中心（有限合伙）), Beijing Oriental Rhythm Venture Capital CO., LTD (北京五五东方瑞泰创业投资有限公司), Shanghai Huiyin Tiantong Investment Center (Limited Partnership)（上海汇 垠天同投资中心（有限合伙））, Shenzhen ZZX Technology Venture Investment Enterprise (Limited Partnership) （深圳中展信 科技创业投资企业（有限合伙））, Xizang Guoke Dingyi Investment Center (Limited Partnership) (西藏国科鼎奕投资中心 (有限合伙)), WEALTH PLUS INVESTMENTS LIMITED, Shenzhen Hainei Lirong Technology Investment Fund Partnership (深圳海内利荣科技投资基金合伙企业(有限合伙)), Hai Tong and for the account of Haitong International Investment Fund SPC – Fund I SP).

“Investor Directors”	has the meaning set forth in Section 6.2.

“Lead Ordinary Investor”	means Shanghai Huiyin Tiantong Investment Center (Limited Partnership) (上海汇垠天同投资中心（有限合伙）).

“IRR”	means an annual compounded, cumulative internal rate of return that produces a net present value of all cash flows (positive and negative) from an investment equal to zero.

3

“Liquidation Event”

means any of the following events:

(i) the liquidation, dissolution or winding-up of any Group Company;

(ii)  the sale or other disposition of all or the majority of, or substantially all or the majority of the assets or properties of the Group Companies taken as a whole or the exclusive licensing of all or substantially all of the Group Companies’ intellectual properties taken as a whole; or

(iii)  the acquisition of the equity interests of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred.

“Liquidation Proceeds”	has the meaning set forth in Section 2.1.

“New Shares”

means any Shares of the Company issued after the Closing, except for:

(i) Ordinary Shares issued to employees, officers, consultants or directors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director);

(ii)  Ordinary Shares issued upon conversion of the Preferred Shares or the Notes;

(iii)  share dividend paid to all Shareholders (including the Preferred Shareholders) in proportion to their shareholding percentage;

(iv) Shares issued in connection with any share split, share dividend, capital reorganization, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

(v)   Ordinary Shares issued in the Qualified IPO;

(vi) Ordinary Shares issued upon the exercise or conversion of any Equity Securities issued prior to the Closing; or

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(vii) Ordinary Shares issued for the purpose of obtaining financing or financial leasing by financial institutions or financing for the equipment and acquisition or merger for another companies as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director).

“Option”	means any options to purchase or rights to subscribe for Ordinary Shares, or other securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Ordinary Director”	has the meaning set forth in Section 6.2.

“Ordinary Shareholders”	means direct or indirect holders of the outstanding Ordinary Shares.

“Ordinary Shares”	means the Ordinary Shares of par value US$0.001 each of the Company.

“Note Purchase Agreement”	means a Notes Purchase Agreement dated April 19, 2017 entered by and among the Company, Haitong Noteholders and other certain parties named therein.

“Ordinary Majority”	means the Ordinary Shareholders holding at least 50% of the Ordinary Shares.

“Overallotment New Shares”	has the meaning set forth in Section 5.2.

“Preference Amount”	has the meaning set forth in Section 2.1(a).

“Preferred Majority”	means the Preferred Shareholders holding at least three-fourths of the Preferred Shares.

“Preferred Shares”	means the Series A Preferred Shares.

“Preferred Shareholders”	means holders of the outstanding Preferred Shares.

“Preferred Shares Closing Date”	means January 27, 2015.

“Preferred Share Issue Date”	means the date on which the Preferred Shares are first issued by the Company pursuant to the Share Purchase Agreement dated on January 28, 2015.

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“Preferred Share Purchase Price”	means in respect of Beijing Oriental Rhythm Venture Capital CO., LTD (北京五五东方瑞泰创业投资有限公司), RMB 49.04 and in respect of Beijing Cash Capital Venture Partners. ( 北京国 科鼎鑫投资中心（有限合伙）), RMB 41, as appropriately adjusted for any share split, share division, share combination, share dividend or similar events.

“Preferred Redemption Start Date”	has the meaning set forth in Section 3.1(a).

“Preferred Share Redemption Price”	has the meaning set forth in Section 3.2.

“Preferred Redemption Date”	has the meaning set forth in Section 3.3.

“Qualified IPO”	means (a) an initial public offering of the Company on The New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange or such other reputable stock exchange approved by the Board (including the affirmative vote of the Cashcapital Director) and the Haitong Director (if applicable)) and (b) following which (i) the shares of the Company are traded in a freely convertible currency and (ii) the shares of the Company held by the Investors can gain full liquidity after the expiration of any lock-up period; provided that, notwithstanding the above, where the lock-up period with respect to the shares of the Company held by the Investors is or may be for an indefinite term, such initial public offering and listing shall not be deemed to be a Qualified IPO.

“Redeeming Preferred Shareholder”	has the meaning set forth in Section 3.3.

“Redemption Notice”	has the meaning set forth in Section 3.3.

“Second Participation Notice”	has the meaning set forth in Section 5.2.

“Second Participation Period”	has the meaning set forth in Section 5.2.

“Series A Preferred Shares”	means the Company’s series A preferred shares, of par value US$0.001 each.

“Shares”	means shares in the Company.

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“Shareholder”	means any holder of the outstanding Shares.

“Shareholders’ Agreement”	means the Third Amended and Restated Shareholders Agreement to be entered by and among Haitong, shareholders of the Company, the Company and certain other parties thereto.

“Share Purchase Agreements”	means that certain share purchase agreement dated as of January 28, 2015 by and among the Company, purchasers of Preferred Shares named therein and certain other parties thereto, that certain share purchase agreement dated as of and November 9, 2015 by and among the Company, the Investors and certain other parties thereto and that certain share purchase agreement dated as of and September 2, 2016 by and among the Company and certain other parties thereto.

“Xizang Guoke”	means Xizang Guoke Dingyi Investment Center (Limited Partnership) (西藏国科鼎奕投资中心(有限合伙)).

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1.	DIVIDEND

Any and all dividend, whether in cash, in property, in Shares or otherwise shall be declared or paid after the reservation of the capital for the need of the ordinary course of business of the Company on each class and series of Shares on an as-if converted basis within three (3) months after the issuance of the annual financial statement unless such declaration or payment is not approved by the Cashcapital Director. The dividend ratio paid on each class and series of Shares shall be determined by the Board of Directors (including the affirmative vote of the Cashcapital Director).

2.	LIQUIDATION

2.1	Liquidation Preferences

In a Liquidation Event, all proceeds resulted from the Liquidation Event (the “Liquidation Proceeds”) legally available for distribution to the Shareholders shall, by reason of the Shareholders’ ownership of the Shares, be distributed as follows:

(a)

FIRST, prior to and in preference to any distribution of any of Liquidation Proceeds to the holders of any other class or series of shares by reason of their ownership of such shares, the Preferred Shareholders shall be entitled to receive for each outstanding Preferred Share held, an amount equal to 100% of the Preferred Share Purchase Price, plus an annual compounded return of 10% accrued thereon, and plus all declared but unpaid dividend (the “Preference Amount”); provided that, if the Liquidation Proceeds thus distributed are insufficient for the full payment of the Preference Amount to all the Preferred Shareholders, then the entire Liquidation Proceeds legally available for distribution shall be distributed ratably among the Preferred Shareholders in proportion to the aggregate Preference Amount each such Preferred Shareholder is otherwise entitled to receive pursuant to this Section 2.1.

(b)

SECOND, after the full Preference Amount has been paid, the Lead Ordinary Investor and Xizang Guoke shall be entitled to receive for each outstanding Ordinary Share held, an amount equal to 100% of the Original Ordinary Share Purchase Price (the “A1 Amount”) ; provided that, if the remaining Liquidation Proceeds legally available for distribution to the Lead Ordinary Investor and Xizang Guoke are insufficient for the full payment of the A1 Amount, then such Liquidation Proceeds shall be distributed ratably among the Lead Ordinary Investor and Xizang Guoke in proportion to the aggregate A1 Amount each such Shareholder is otherwise entitled to receive pursuant to this Section 2.1.

(c)

THIRD, after above (a) and (b), the remaining Liquidation Proceeds legally available for distribution to the Shareholders shall be distributed ratably among the Shareholders in proportion to the number of Shares held by them (including Preferred Shares on an as if converted basis).

2.2

In the event that the change of the IPO scheme of the Company occurs due to reasons of Force Majeure and deemed as a Liquidation Event by the Board of Directors (including the affirmative vote of the Cashcapital Director), the distribution of the Liquidation Proceeds legally available for distribution to the Shareholders shall be otherwise determined by the Board of Directors (including the affirmative vote of the Cashcapital Director).

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3.	REDEMPTION RIGHTS

3.1	At any time and from time to time on or after the date of the following :

(a)

upon the occurrence of the failure of the Company to meet the standard of the Qualified IPO as of the fifth (5th) anniversary of the Preferred Shares Closing Date (the “Preferred Redemption Start Date”), or

(b)

upon the occurrence of the failure to accomplish the Qualified IPO requested by the Preferred Shareholders, due to the reasons attributable to the Company (except for the Force Majeure) as of the Redemption Start Date.

At the election of the Preferred Shareholders, the Company shall redeem all or part of the outstanding Preferred Shares held by such Preferred Shareholders out of funds legally available therefor including capital.

3.2	The redemption price per Preferred Share (the “Preferred Redemption Price”) shall be equal to the price of the higher one of the following:

(a)

one hundred percent (100%) of the Preferred Share Purchase Price plus any declared but unpaid dividends, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers; or

(b)	one hundred percent (100%) of the Preferred Share Purchase Price plus 15% annual compounded return (calculated from the Closing date to the actual payment date of the Preferred Redemption Price) .

3.3

A notice of redemption (a “Redemption Notice”) by such Preferred Shareholder (the “Redeeming Preferred Shareholder”) to be redeemed shall be given by hand or by mail to the registered office provider of the Company at any time on or after the date falling 30 days before the Redemption Start Date stating the date on or after the Redemption Start Date on which the Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date 30 days after such notice of Redemption Notice is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares to be redeemed, then the funds that are legally available shall be distributed ratably among the holders of Preferred Shares requested to be redeemed in proportion to the full Redemption Price each such holder is otherwise entitled to receive.

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3.4

Before any Preferred Shareholder shall be entitled for redemption under the provisions of this Section 3, such Preferred Shareholders shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on the Register of Members as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the Preferred Shareholders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company.

3.5	If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then:

(a)

as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(b)

the unpaid portion of the Redemption Price shall accrue an interest of 12% per annum and with repayment of the principal and interest to be made on a monthly basis over a period of 24 months (or as otherwise agreed by the Company and such Preferred Shareholder). Without limiting any rights of the holders of Preferred Shares that are set forth in this Memorandum and Articles of Association, or are otherwise available under law, any Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Preferred Shares had prior to such date, until the Redemption Price has been paid in full with respect to such Preferred Shares. No Preferred Share acquired by the Company by reason of redemption, purchase conversion or otherwise shall be reissued.

3.6

To the extent permitted by law, the Company shall procure that the profits of each subsidiary (each controlled contractually or through equity ownership) of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of the Preferred Shares required to be made pursuant to this Article.

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4.	CONVERSION

The Preferred Shares shall have conversion rights as follows:

4.1	Conversion Ratio

Each Preferred Share shall be convertible into such number of fully paid and non-assessable Ordinary Shares at the Preferred Share-to-Ordinary Share conversion ratio equal to: Preferred Share Purchase Price / then-effective Conversion Price (as defined below) The “Conversion Price” shall initially be the applicable Preferred Share Purchase Price, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time as provided in Section 4.4.

4.2	Optional Conversion

Each Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Preferred Shares into Ordinary Shares based on the then-effective Conversion Price.

4.3	Automatic Conversion

Each Preferred Shares shall automatically be converted into Ordinary Shares based on the then-effective Conversion Price for such Preferred Share in effect at the time immediately prior to the closing of the Qualified IPO.

4.4	Conversion Price Adjustments

The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	Proportional Adjustment

If at any time the number of outstanding Ordinary Shares proportionately changes as a result of share split, share division, share combination, share dividend, reorganization, mergers, consolidations, reclassifications, exchanges, substitutions, recapitalization or similar events, then Conversion Price shall be proportionately adjusted.

(b)	Dilutive Issuance

(i)

In the event the Company shall at any time after the Preferred Share Issue Date issue New Shares, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to as of the date of such issue an amount equal to the per-share price of such New Shares.

(ii)

Deemed Issuances of Ordinary Shares. In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities (such, options, securities or rights, the “Option”), the following provisions shall apply for all purposes of this Section 4.4(b):

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(1)

The aggregate maximum number of Ordinary Shares deliverable upon exercise of Option shall be deemed to have been issued at the time such Option were issued, and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Option, plus the minimum exercise price provided in such Option for the Ordinary Shares covered thereby.

(2)

In the event of any change in the number of Ordinary Shares deliverable, or in the consideration payable to the Company upon exercise of such Option, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such Option, be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of any such Option.

(3)

Upon the expiration or termination of any such Option, the Conversion Price of the Preferred Shares shall, to the extent in any way affected by or computed using such Option, be recomputed to reflect the issuance of only the number of Ordinary Shares actually issued upon the exercise of such Option.

(iii)

Determination of Consideration. In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash received by the Company. In the case of the issuance of the Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof, as determined by the Board (including the affirmative vote of the Cashcapital Director) irrespective of any accounting treatment.

4.5	Procedure of Conversion

(a)	Mechanics of Conversion.

The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. Upon the conversion of the Preferred Shares, the Company shall issue such number of the Ordinary Shares converted from such Preferred Shares to the Preferred Shareholders holding such Preferred Shares, and cancel the Preferred Shares so converted. The Company shall promptly update its register of members to reflect the issuance of such Ordinary Shares and the cancellation of such Preferred Shares.

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(b)	Fractional Share.

No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the Preferred Shareholder would otherwise be entitled, the Company shall at the discretion of the Board (including the affirmative vote of the Cashcapital Director) either (A) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (B) round the fractional share (after aggregating all fractional Ordinary Shares) to the nearest whole share (with one-half being rounded upward).

(c)	Adjustment Certificate.

Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 4, the Company shall, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and notify each Preferred Shareholder of such adjustment and the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such Preferred Shareholder an adjustment certificate setting forth (A) such adjustment (B) the Conversion Price for the Preferred Shares at the time in effect, and (C) the number of Ordinary Shares that each Preferred Share could then be converted into.

4.6	No Impairment

The Company shall not impair the conversion rights of the Preferred Shares, and shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shareholders (including without limitation, reservation of sufficient authorized by unissued Ordinary Shares for issuance upon the conversion of the Preferred Shares).

5.	PREEMPTIVE RIGHTS

5.1	Preemptive Right in respect of New Shares.

(a)

The Company hereby grants to each Shareholder of the Company a right to purchase up to its pro rata share of any New Shares that the Company may, from time to time after the Closing Date, propose to sell or issue on the same price, terms and conditions as the Company proposes to sell or issue to any potential investor.

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The Preferred Shareholders, the Lead Ordinary Investor, Xizang Guoke and the Haitong Shareholders (only in respect of such number of Ordinary Shares converted) shall also have a right of oversubscription if any Shareholder elects not to purchase its full pro rata share of the New Shares. For the purposes of Section 5.1(a), each Shareholder’s “pro rata share” shall be determined according to the number of the Ordinary Shares held by such Shareholder in relation to the aggregate number of all outstanding Equity Securities of the Company (calculated on an as to be fully converted to Ordinary Share and on a Fully-Diluted Basis) immediately prior to the issuance of the New Shares, (b) for the purpose of giving effect to Section 5.1(b)ii, Haitong Noteholders shall be treated as Shareholders and all the issued and outstanding Notes owned by them shall be deemed to have been fully converted into the Ordinary Shares immediately prior to the issuance of the New Shares; and (c) each Preferred Shareholder’s “pro rata share” shall be determined according to the aggregate number of all Ordinary Shares convertible from the Preferred Shares held by such Preferred Shareholder immediately prior to the issuance of the New Shares in relation to the aggregate number of all outstanding Equity Securities of the Company (calculated on an as to be fully converted to Ordinary Shares and on a Fully-Diluted Basis); provided, however, the Shareholders shall not have such preemptive right in any of the following circumstances: (a) issuance of Ordinary Shares convertible from all or any part of the Notes; and (b) if the potential investor to whom the Company proposes to sell or issue New Shares is a Strategic Investor provided further that the Board of the Company shall give each Shareholder a notice which explains and specifies the benefits or/and advantages the Company will obtain with the join-in of such Strategic Investor. TTA: please note that the rights of the noteholders as set out in the M&A are not enforceable against the Company or other shareholders.

(b)	Procedure:

(i)

In the event that the Company proposes to issue any New Shares, it shall give each Shareholder written notice (an “Issuance Notice of New Shares”) of such intention, describing (i) the type of New Shares, (ii) the identity of the prospective subscriber, and (iii) the price and the general terms upon which the Company proposes to issue such New Shares. Each Shareholder shall have thirty (30) days after the receipt of the Issuance Notice of New Shares to agree to purchase up to such Shareholder’s pro rata share of such New Shares for the price and upon the terms specified in the Issuance Notice of New Shares by giving written notice to the Company and stating therein the quantity of New Shares to be purchased.

(ii)

To the extent there is any Notes outstanding and not converted into Ordinary Shares by a Haitong Noteholder on the date of the Issuance Notice of New Shares, such Haitong Noteholder may, for the purpose of exercising its preemptive right under Section 5.1, without any prejudice to its conversion rights under the Notes Terms and Conditions, exercise its conversion right attached to any outstanding Notes within thirty (30) days after receipt of the Issuance Notice of New Shares in accordance with the Notes Terms and Conditions. The Company shall not issue any New Shares or deliver the Second Participation Notice of New Shares (as defined in Section 3.1(ii)(c)) unless and until the aforesaid conversion requested by such Haitong Noteholder has been completed in accordance with the Notes Terms and Conditions. Any Ordinary Shares converted by a Haitong Noteholder hereunder shall be taken into account in calculating Haitong Shareholder’s pro rata share in respect of the issuance of the New Shares under Section 5.1.

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(iii)

In the event that any Shareholder fails to exercise its right to purchase its full pro rata share of the New Shares, the Company shall deliver a written notice (the “Second Participation Notice of New Shares”) within five (5) days after the expiration of the aforementioned thirty (30) day period to each of the Preferred Shareholder, the Lead Ordinary Shareholder and Xizang Guoke and the Haitong Shareholders (only in respect of such Ordinary Shares already converted) that have elected to purchase its entire pro rata share of the New Shares (the “Fully Participating Investors of New Shares”) which notice shall set forth the number of the New Shares for which a Shareholder was entitled to purchase but that were not purchased by the Shareholder, pursuant to subsection (i) above (such shares, the “Overallotment New Shares”). Each Fully Participating Investor shall have five (5) days from the date of receipt of the Second Participation Notice of New Shares (the “Second Participation Period of New Shares”) to notify the Company of its desire to purchase more than its pro rata share of the New Shares, stating the number of the additional New Shares it proposes to buy (the “Additional Number of New Shares”). Such notice may be given by telephone provided it is confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Shares the Fully Participating Investors of New Shares propose to buy exceeds the total number of the Overallotment New Shares, then the Overallotment New Shares shall be allocated to such Fully Participating Investors of New Shares by allocating to each such Fully Participating Investor of New Shares the lesser of (A) the difference between the Additional Number of New Shares and the aggregate number of Overallotment New Shares that has already been allocated to it, and (B) its over-allotment pro rata share of the Overallotment New Shares that has not yet been allocated, which allocation step shall be repeated until all Overallotment New Shares are allocated. Each such Fully Participating Investor of New Shares who has been allocated all the Additional Number of New Shares shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Overallotment New Shares that a Fully Participating Investor of New Shares will receive in each allocation step, such Investor’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Ordinary Shares or all Ordinary Shares convertible from the Preferred Shares held by such Fully Participating Investor of New Shares on the date of the Issuance Notice of New Shares in relation to the aggregate number of all Ordinary Shares and all Ordinary Shares convertible from the Preferred Shares held by all Fully Participating Investors of New Shares who participate in such allocation step on such date.

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(iv)

Payment for the New Shares to be purchased by the Shareholders shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Shares to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after such Shareholders’ receipt of the Issuance Notice of New Shares.

5.2	Preemptive Right in respect of New Notes.

(a)

the Company hereby grants each Investor a right to purchase up to its pro rata share of any New Notes that the Company may, from time to time after the Closing Date, propose to sell or issue on the same price, terms and conditions as the Company propose to sell or issue to any potential investor. The Preferred Shareholders, Xizang Guoke, the Lead Ordinary Investor, Haitong Noteholders and Haitong Shareholders shall also have a right of oversubscription if any Investor elects not to purchase its full pro rata share of the New Notes. For the purposes of Section 5.2, each Investor “pro rata share” shall be determined according to the number of the Equity Securities held by such Investor (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis) in relation to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) immediately prior to the issuance of the New Notes, provided, however, the Investors shall not have such preemptive right in any of the following circumstances: (a) issuance of any Notes to Haitong pursuant to the Notes Purchase Agreement, and (b) if the potential investor to whom the Company proposes to sell or issue New Notes is a Strategic Investor provided further that the Board of the Company shall give each Investor a notice which explains and specifies the benefits or/and advantages the Company will obtain with the join-in of such Strategic Investor.

(b)	Procedures

(i)

In the event that the Company proposes to issue any New Notes, it shall give each Investor written notice (an “Issuance Notice of New Notes”) of such intention, describing (i) the type of New Notes, (ii) the identity of the prospective subscriber, and (iii) the price and the general terms upon which the Company proposes to issue such New Notes. Each Investor shall have thirty (30) days after the receipt of the Issuance Notice of New Notes to agree to purchase up to such Investor’s pro rata share of such New Notes for the price and upon the terms specified in the Issuance Notice of New Notes by giving written notice to the Company and stating therein the quantity of New Notes to be purchased.

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(ii)

In the event that any Investor fails to exercise its right to purchase its full pro rata share of the New Notes, the Company shall deliver a written notice (the “Second Participation Notice of New Notes”) within five (5) days after the expiration of the aforementioned thirty (30) day period to each Preferred Shareholder, Xizang Guoke, Lead Ordinary Shareholder and Haitong that have elected to purchase its entire pro rata share of the New Notes (the “Fully Participating Investors of New Notes”) which notice shall set forth the number of the New Notes for which the Investors was entitled to purchase but that were not purchased by such Investor pursuant to subsection (a) above (such New Notes, the “Overallotment New Notes”). Each Fully Participating Investor of New Notes shall have five (5) days from the date of receipt of the Second Participation Notice (the “Second Participation Period of New Notes”) to notify the Company of its desire to purchase more than its pro rata share of the New Notes, stating the number of the additional New Notes it proposes to buy (the “Additional Number of New Notes”). Such notice may be given by telephone provided it is confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Notes the Fully Participating Investors of New Notes propose to buy exceeds the total number of the Overallotment New Notes, then the Overallotment New Notes shall be allocated to such Fully Participating Investors of New Notes by allocating to each such Fully Participating Investor of New Notes the lesser of (A) the difference between the Additional Number of New Notes and the aggregate number of Over-allotment New Notes that has already been allocated to it, and (B) its over-allotment pro rata share of the Overallotment New Notes that has not yet been allocated, which allocation step shall be repeated until all Overallotment New Notes are allocated. Each such Fully Participating Investor of New Notes who has been allocated all the Additional Number of New Notes shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Overallotment New Notes that a Fully Participating Investor of New Notes will receive in each allocation step, such Investor’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) held by such Fully Participating Investor of New Notes on the date of the Issuance Notice of New Notes in relation to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) held by all Fully Participating Investors of New Notes who participate in such allocation step on such date.

(iii)

Payment for the New Notes to be purchased by the Investors shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Notes to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after such Investor’s receipt of the Issuance Notice of New Notes.

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5.3

For a period of ninety (90) days following the expiration of the period during which any Investor may exercise its preemptive rights under this Section 5, the Company may sell any New Shares and/or New Notes with respect to which the Preemptive Rights under this Section 5 were not exercised, to the purchasers identified in the Issuance Notice of New Shares or Issuance Notice of New Notes (as the case may be) and at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice of New Shares or Issuance Notice of New Notes (as the case may be). In the event the Company has not completed the sale of such New Shares and/or New Notes within such ninety (90) day period, the Company shall not and the other Covenantors shall cause the Company not to thereafter issue or sell any New Shares or New Notes, without first again offering such New Shares or New Notes to the Investors in the manner provided in this Section 5.

6.	VOTING RIGHTS

6.1	General Meeting.

The Ordinary Shareholders shall have the right to one (1) vote for each outstanding Ordinary Share held. The Preferred Shareholders shall have the right to such number of votes for each Preferred Share as equals the whole number of Ordinary Shares into which each outstanding Preferred Share held could then be converted. Subject to provisions to the contrary elsewhere in the Memorandum and Articles, or as required by applicable laws, the Preferred Shareholders shall have vote together with the Ordinary Shareholders, and not as a separate class or series, on all matters put before the Shareholders. No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. At any general meeting of the Company, the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis) in the Company throughout the meeting shall form a quorum for the transaction of business, which voting shares shall include such number of Ordinary Shares as represent at least 50% in voting power of the then issued and outstanding Ordinary Shares, and such number of Preferred Shares as represent at least 50% in voting power of the then issued and outstanding Preferred Shares, provided that if within one (1) hour from the time appointed for the general meeting a quorum is not present, the general meeting shall be adjourned to the same day of the next week at the same time and place and the persons (or if a company or other non-natural person by its duly authorized representative) entitled to the notice of and to attend and vote at such general meeting present in person or by proxy, of more than 50% of the total issued voting shares (on a fully-diluted and as-converted basis) in the Company shall form a quorum competent to transact any business.

An action that may be taken by the Shareholders at a meeting may also be taken by a resolution of Shareholders consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication and signed by all Shareholders entitled to vote. When all Shareholders entitled to be present and vote sign either personally or by proxy the minutes of a general meeting, the same shall be deemed to have been duly held notwithstanding that the Shareholders have not actually come together or that there may have been technical defects in the proceedings and a resolution in writing (in one or more counterparts) signed by all Shareholders aforesaid shall be as valid and effectual as if it had been passed at a meeting of the Shareholders duly called and constituted.

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At any general meeting, a resolution put to the vote of the meeting shall be decided by the vote of the requisite majority pursuant to a poll of the Shareholders. Unless otherwise required by the applicable laws or Memorandum and Articles (including but not limited to Section 5.3(a) of this Schedule A), such requisite majority shall be a simple majority of votes cast.

6.2	Board Matters.

(a)	The Board shall consist of at least five (5) directors. The Board shall be constituted as follows:

(i)	The Cashcapital Investor shall be entitled to nominate one (1) director (the “Cashcapital Director”) of the Board;

(ii)	The Ordinary Majority shall be entitled to nominate four (4) directors (the “Existing Ordinary Directors”) of the Board; and

(iii)

The Haitong shall be entitled to nominate one (1) director (the “Haitong Director”, together with the Cashcapital Director, the “Investor Directors”) of the Board, as long as Haitong collectively owns not less than 10% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis). The right of Haitong to nominate the Haitong Director shall no longer be exercised upon the occurrence or continuance of any of the following events: (1) Haitong collectively owns less than 8% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis); or (2) the submission of application of a Qualified IPO of the Company, provided always that the restriction on Haitong’s right to nominate Haitong Director due to the occurrence or continuance of the events set forth in item(1) above will be automatically lifted at any time and from time to time when Haitong collectively owns not less than 10% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis). For so long as Haitong has right to nominate a Haitong Director, the Company shall have a Board consisting of seven (7) directors, which shall be constituted by the Cashcapital Director, the Haitong Director from time to time, four (4) Existing Ordinary Directors and one (1) additional director (the “Additional Ordinary Director”, with the Existing Ordinary Directors, the “Ordinary Directors”) as nominated by the Ordinary Majority (as defined in the Shareholders Agreement) from time to time.

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(iv)

Each Shareholder of the Company that is a party to this Agreement also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) each director nominated pursuant to Section 6.2 may be elected to the Board; (ii) no director elected pursuant to Section 6.2 may be removed from office unless the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 6.2 is no longer so entitled to designate or approve such director or occupy such Board seat; and (iii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 6.2 shall be filled pursuant to the provisions of Section 6.2. Each Shareholder of the Company that is a party to this Agreement agrees to execute any written consents required to effectuate the obligations of this Section 6.2, and the Company agrees at the request of any Shareholder entitled to designate directors pursuant to Section 6.2 to call a meeting or a class meeting of Shareholders for the purpose of electing directors.

(b)

Each of the Preferred Shareholders, the Lead Ordinary Investor and Haitong shall be entitled to appoint one (1) observer (the “Observer”) to the Board, provided that at any time and for so long as a Haitong Director on the Board, Haitong shall not appoint an Observer shall be terminated. The Observer shall be entitled to (a) attend meetings of the Board; and (b) receive copy of all notices, minutes, consents and other material that are provided to the directors at the same time and in the same manner as provided to the directors.

(c)

The Board shall meet at least once every quarter (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously). A quorum for a Board meeting shall consist of four (4) directors including the Cashcapital Director and the Haitong Director(if applicable). However, if within an hour from the time appointed for a board meeting, a quorum is not present due to the absence of any director, then a second board meeting shall be scheduled to a time the same day in the next week and written notice for such second board meeting shall be duly delivered again to all directors. If within an hour from the time appointed for such second board meeting, a quorum is still not present due to the absence of any director, then those directors present shall be deemed to be a quorum for such second board meeting; provided that at such second board meeting or the following meeting, the business not included in the notice for such second board meeting shall not be transacted. Each of the Investor Directors shall be entitled to appoint an alternate respectively to serve at any board meeting (or the meeting of a committee formed by the Board), and such alternate shall be permitted to attend all Board meetings and vote on such Investor Director’s behalf. Questions arising at any meeting shall be decided by a simple majority of votes (unless a higher vote is required pursuant to applicable laws or the Memorandum and Articles) of the directors present at a meeting at which there is a quorum, with each director having one (1) vote. A resolution in writing (in one or more counterparts), signed by all the directors for the time being or all the members of a committee of the Board shall be as valid and effectual as if it had been passed at a meeting of the Directors or such committee as the case may be duly convened and held.

(d)	The Company shall indemnify the directors to the maximum extent permitted by the law.

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6.3	Protective Provisions.

(a)

For so long as any Preferred Share remains outstanding, the Company shall ensure that each Group Company will not take any of the following actions without the prior consents of the Cashcapital Director (Email shall be deemed as the formal evidencing documents of such consent of the Cashcapital Director) other than in respect of any action that requires a special resolution pursuant to the Companies Law of the Cayman Islands (2016 Revision), subject to the subsection of (c) below.

(1)	Any Amendment or change of the Memorandum and Articles of Association of any Group Company or the Share Purchase Agreements;

(2)

Increase or decrease of the authorized capital or registered capital of any Group Company; or any increase in the authorized or designated number of any new class or series of stock or any other equity or debt securities convertible into equity securities of any Group Company; or redemption or repurchase of any equity securities of any Group Company;

(3)

Incurrence of indebtedness lent or loaned by any third party in addition to the budget plan and in excess of ¥5,000,000 or the equivalent US dollar in one transaction or in excess of ¥10,000,000 or the equivalent US dollar in a series of related transactions;

(4)	Sale of all or a substantial part of the assets of any Group Company or merger among any Group Company and other parties;

(5)	Liquidation, dissolution or winding-up of any Group Company;

(6)	Extension of loan to any director, officer or employee of any Group Company in aggregate amount in excess of ¥200,000 or the equivalent US dollar;

(7)	Any external investment, or establishment of any joint venture, partnership, subsidiary, alliance, or cooperation by the any Group Company;

(8)

Authorization in compensation of any of the founders compensated in any Group Company within twenty-four (24) month period right after the Closing, or authorization in compensation of any of the founders compensated in any Group Company which is in excess of the average business salary after the twenty-four (24) month period hereupon.

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(9)

Related party transaction or a series of related party transactions involving both any Group Company and any Ordinary Shareholder, director, officer or employee of the Group Company, or any joint venture, director, officer or employee who keeps a related relationship with such Ordinary Shareholder, director, officer or employee of the Group Company, for which the aggregate value exceeds ¥100,000 or the equivalent US dollar;

(10)	Change to the business scope of any Group Company;

(11)	Appointment or removal of the general manager or CFO of any Group Company;

(12)	Approval of the Strategic Investor.

(b)

For so long as any Preferred Share remains outstanding, the Company shall ensure that each Group Company will not take any of the following actions without the prior consents of three-fourths (3/4) of the directors of the Board present at the meeting (including the consent of the Cashcapital Director) other than in respect of any action that requires a special resolution pursuant to the Companies Law of the Cayman Islands (2016 Revision), subject to the subsection of (c) below.

(1)	The declaration, set aside or payment of any dividend or other distribution in any kind, or capitalization of the reserved of any Group Company

(2)	The approval of, and any material change in any Group Company’s annual budget plan or annual accounts scheme;

(3)

The substantially change of the business plan of any Group Company or subsidiary company, or the substantially change of appointment of directors to any subsidiary Board or to the board of any company or joint venture of which the Group Company is entitled to nominate the director(s).

(c)

Provided that any of the actions listed in subsections (a) and (b) above requires a special resolution in accordance with the Companies Law of the Cayman Islands (2016 Revision), such action shall require the approval of the Preferred Shareholders holding at least two-thirds (2/3) of the outstanding Preferred Shares (on an as-converted basis), and where such said prior approval has not been obtained, the holders of the Preferred Shares who vote against the resolution at a meeting of the shareholders shall have the same number of votes as the other shareholders who vote in favor of such resolution plus one.

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